EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes to the Company’s reportable segments disclosed in Note 14, as to which the date is June 3, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Boston Properties, Inc.’s Current Reports on Form 8-K dated June 3, 2014. We also consent to the incorporation by reference of our report dated August 16, 2013 relating to the audited statements of revenue and certain expenses of the 767 Fifth Avenue (the General Motors Building) for each of the three years ended December 31, 2012, 2011 and 2010, which appears in Boston Properties, Inc.’s amended Current Reports on Form 8-K/A filed on June 3, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

August 6, 2014